UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest reported): September 24, 2010

Midas Medici Group Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-52621	37-1532843
(State or other jurisdiction of incorporation)	Commission file number	(IRS Employer Identification No.)

445 Park Avenue, 20th Floor, New York, New York 10222

Registrant’s telephone number, including area code (212) 792-0920

Copies to:
Thomas Rose, Esq.
Marcelle S. Balcombe, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective September 24, 2010, Samuel Arthur was appointed as a member of the Board of Directors of Midas Medici Group Holdings, Inc. (the “Company”), and as a member of the Company’s audit committee.

Since 2005 through current, Mr. Arthur, age 36, has served as Assistant Vice President of Energy and Metals Credit Risk at MF Global Inc., a brokerage firm that provides execution and clearing services for products in the exchange-traded and over-the-counter derivative markets and customized solutions in the global cash markets. From March 2002 through November 2005, Mr. Arthur served as an Energy Futures Research Analyst at Refco LLC. Mr. Arthur also served as a Commodity Futures Margin Analyst at Salomon Smith Barney from March 2000 through March 2002. Mr. Arthur received a Bachelor of Science degree from the University of North Carolina at Charlotte and a Master of Science in Finance from George Washington University.

Mr. Arthur’s background and experience in finance led to the conclusion that Mr. Arthur should serve as a director of the Company, in light of the Company's business and structure.

Mr. Arthur does not serve as a director of any other company and has not held any directorships in the past 5 years.

Mr. Arthur has not been involved in any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K. In addition, Mr. Arthur has not been involved in any legal proceedings as described in Item 401(f) of Regulation S-K.

There is no arrangement or understanding between Mr. Arthur and any other persons pursuant to which Mr. Arthur was selected as a director. Also, there is no family relationship between Mr. Arthur and any directors or executive officers of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midas Medici Group Holdings, Inc.

Date: September 29, 2010	By:	/s/ Nana Baffour
Nana Baffour, CEO and Co-Executive Chairman